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                                                                    EXHIBIT 10.5

February 25, 1998


Mr. Dave Ellett
5431 Country Club Parkway
San Jose, CA 95138

Dear Dave:

On behalf of the Board of Directors of Docent, Inc., I am pleased to extend to you a revised offer to become the President & Chief Executive Officer of our company. Under your leadership, Docent has the opportunity to become the company that shapes the future of on-line education and training. The Board of Directors and the entire management team all look forward to working with you to ensure that Docent becomes a highly-respected, successful and profitable company. Our offer consists of the following benefits, terms and conditions:

POSITION: President and Chief Executive Officer. Responsible for leading and managing Docent, Inc. in all regards. You will work at our Palo Alto, CA office. You will also be elected as a member of the Docent Board of Directors.

REPORTING TO: The Board of Directors of Docent, Inc.

SALARY: Your base salary will be $18,750.00 a month, ($225,000 a year rate) less payroll deductions and all required withholdings. You will be paid semi-monthly.

ANNUAL BONUS: You will participate in the Docent, Inc. Executive Management Bonus Plan as you will define it in the future in collaboration with the Board of Directors. The Company will guarantee that you will be paid a minimum bonus of $18,750.00 per quarter for the next eight quarters ($150,000 guaranteed minimum bonus over the next two years), provided that you are employed by the Company on the last day of each quarter. Quarterly bonuses will be paid within 30 days after the end of each calendar quarter.

In addition, we anticipate that the Executive Management Bonus Plan would give you substantial upside earnings potential should we exceed the business plan objectives which we will mutually agree to.
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SIGNING BONUS: In addition to the performance bonus described above, you will be paid an additional signing bonus of $500,000 paid on the following quarterly schedule, provided that you are employed by the Company on the first day of each quarter. The result of these quarterly payments will be to give you extra income of $250,000 in your first year of employment with Docent, $150,000 in your second year, and $100,000 in the first six months of your third year of employment with Docent.

          June 1, 1998         $62,500.00
          September 1, 1998    $62,500.00
          December 1, 1998     $62,500.00
          March 1, 1999        $62,500.00

          June 1, 1999         $37,500.00
          September 1, 1999    $37,500.00
          December 1, 1999     $37,500.00
          March 1, 2000        $37,500.00

          June 1, 2000         $50,000.00
          September 1, 2000    $50,000.00

BENEFITS: You will be eligible for the following standard Docent benefits: medical, dental, vision, long-term-disability and term life insurance; 401(k) plan; vacation, sick leave and holidays. Details about these benefit plans are available for your review. Docent, Inc. may modify compensation and benefits from time to time as it deems necessary.

EQUITY COMPENSATION: You will be granted incentive stock options for the purchase of up to 970,000 (nine hundred and seventy thousand) shares of the Company's Common Stock, with vesting and an exercise price determined by the Board of Directors pursuant to the Company's 1997 Stock Option Plan. The incentive stock option will be granted at a Fair Market Value of $0.10 per share, with vesting over four years as follows: 1/4 vests after 12 months of service, 1/48 vests each month thereafter.

This option grant currently represents 7.5% of the equity in Docent Software on a fully-diluted basis. The number of shares granted to you will be adjusted upward in the event of any interim financing or adjustment to the number of shares outstanding, so as to ensure you retain a 7.5% equity stake on a fully-diluted basis up until your start date. In any future financing, you will incur a dilution consistent with other shareholders.

In the event of a change of ownership of more than 50% or a merger in which Docent is not the surviving entity, which results in no equivalent position of responsibility for
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you with the surviving company, one (1) year of unvested options held by you at that time will immediately become fully vested.

TERMINATION BENEFITS: If involuntary termination should result, except for cause, during the first twelve (12) months of your employment with Docent, the company will continue your base salary and benefits for up to one (1) year or until you begin employment elsewhere. If you are involuntarily terminated without cause after the first twelve (12) months of employment, the company will continue to pay your base salary and benefits for up to six (6) months or until you begin employment elsewhere.

START DATE: You will start full-time at Docent no later than July 1, 1998.

OTHER: As a Docent, Inc. employee you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Docent, Inc. proprietary information.

Normal working hours are from 8:00 am to 5:00 pm, Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work.

This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with Docent, Inc. (ii) you will not disclose any trade secrets or confidential information of any third party to Docent, and (iii) you do not know of any conflict that would restrict your employment with Docent, Inc..

You may terminate your employment with Docent, Inc. at any time and for any reason whatsoever simply by notifying Docent, Inc. Likewise, Docent, Inc. may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Also, the Docent, Inc. Board of Directors retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This is an "at-will" employment relationship and cannot be changed except in writing and as agreed to by the Board of Directors.

The employment terms in this letter constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and these terms supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.
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The terms of this offer are considered confidential information to Docent, and I trust that you will treat it as confidential between you and the Docent Board of Directors.

Dave, we are very excited about your joining the Docent team and look forward to a long and rewarding relationship. We are convinced that your passion for the education/training industry, as well as your talents and experience and energy, make this a great match for both you and Docent. We look forward to your positive acceptance of this offer and determination of your exact start date with the company.

This offer will remain open to you until Friday, March 13, 1998 unless we notify you otherwise in writing. If you wish to accept employment at Docent, Inc. under the terms as described above, please sign and date below and return a copy to me no later than March 13, 1998.

I look forward to your favorable reply and to a productive and enjoyable work relationship with you.

Sincerely,

/s/ Dave Mandelkern
Dave Mandelkern
Executive Vice President

Accepted:

/s/ Dave Ellett
Dave Ellett

Date: February 27, 1998

cc:  Kevin Hall, Norwest Venture Capital
     Jos Henkens, Advanced Technology Ventures
     Pardner Wynn
     Michael Parsells